Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports Third Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - October 28, 2011) - For the third quarter of 2011, AMCOL International Corporation (NYSE: ACO) generated diluted earnings per share attributable to its shareholders from continuing operations of $0.63 per share versus $0.55 per share in the prior year's quarter. Net income was $0.60 per diluted share for the quarter, reflective of the sale of our domestic contracting services business in the third quarter of 2011.

Net sales increased 8.4% to $248.0 million for the 2011 third quarter, as compared to $228.8 million for the 2010 period. Gross profits increased 21.8% while gross margins increased 310 basis points to 28.6%. Our gross profit in the third quarter of 2011 includes $1.5 million ($0.05 per share) of one-time reductions of our chromite mining costs. Operating profit increased 19.3% with operating margins increasing by 100 basis points to 10.9%. The aforementioned reduction in mining costs accounted for 60 basis points of the increase.

In the prior year's results, Other income, net included gains of $0.05 per share whereas this quarter's amount is minimal. The difference results from foreign currency management programs which have reduced the impact of changes in foreign currency exchange rates in the current quarter. Our effective tax rate increased in the quarter as compared to the prior year's quarter due to differences in non-recurring, discrete items between the two periods. Our income from joint-ventures and affiliates includes income of $0.07 per share associated with the sale of our ownership interest in our Belgian joint-venture.

During the current quarter, our start-up chromite operations generated earnings of $0.08 per share, inclusive of the $0.05 per share benefit previously mentioned. For the remainder of fiscal 2011, we expect our chromite operations to generate less than $0.02 per share of net income for AMCOL shareholders.

"Sales for the quarter were generally in line with our expectations, and we were pleased with the improvement in gross margin for all business segments -- the key factor leading to improved earnings for the quarter," said Ryan McKendrick, AMCOL President and Chief Executive Officer.

"Our Minerals and Materials segment generated 12% revenue growth versus prior year Q3 with significant gross margin improvement both sequentially and in comparison to the prior year's period. Both domestic and Asian metalcasting businesses experienced top line growth while maintaining gross margins. In addition, the turn-around in our personal care products business unit, which incurred a substantial loss in the 2010 period, was a factor in the overall improvement in gross margin. Our chromite business also contributed nicely in the quarter both in top line sales as well as profit contribution -- exceeding our expectations. The improved results for chromite were a result of our ability to selectively mine chromite ore that is more consistent with our original quality expectations and is thus more suitable to the existing manufacturing process. We are proceeding with the planned improvements to our manufacturing process to accommodate varying chromite ore quality likely to be encountered in the future. This will result in some down time in the near-term and affect the short-term profitability of our chromite business," continued McKendrick.

"The Environmental segment generated a small sales increase over Q3 2010, as increases in building materials and drilling products business were somewhat offset by a decline in lining technologies sales. Gross margin of 31% for the segment improved both sequentially as well as compared to Q3 2010. The building materials group continues to perform well based on new product introductions and a strong market position in several areas where construction activity is relatively stable. Price increases in the domestic lining technologies market have started to show some positive effect -- their gross margins have improved both sequentially and versus Q3 2010. However, the improvement in domestic margin was partially offset by lower margins in Europe. Our European contracting business also incurred a bad debt expense of approximately $1.1 million for the quarter associated with insolvency of a general contractor for whom we were performing work. In the US, we have exited the contracting business," McKendrick added.

McKendrick continued, "Our Oilfield Services segment experienced a 21.8% increase in sales revenue as compared to Q3 2010, with gross margin exceeding 30% for the quarter -- a 5 percentage point sequential margin improvement. Coiled tubing services, largely associated with hydraulic fracturing in various shale formations, was a large contributor to the growth. Our Pipeline Services business is also becoming an important contributor to the product mix, and accounted for 22% of the growth in the segment as compared to Q3 2010. This service focuses on pipeline maintenance and integrity testing utilizing our specialized technology designed to handle high volumes of solids discharged from pipelines during cleaning operations."

"The outlook for our major business units remains largely positive. Metalcasting is expected to remain stable as demand for automobiles, agricultural equipment, and machinery drives demand for castings. Demand for our pet products is expected to strengthen as consumers shift their preferences to private label brands supplied by major retailers. Despite the low level of non-residential construction activity, we expect our building materials group to continue performing well based on a broad portfolio of new products. Although the market for lining technologies is under pressure, we are improving margins and maintaining a strong position in the market. In Oilfield Services, we are positioned well to participate in the fast growing hydraulic fracturing segment, while continuing to develop and deploy specialized technologies for pipeline services and water treatment. Our major customers are expecting deep water drilling activity in the Gulf of Mexico to increase in 2012 as permitting requirements become better defined. This should translate into an increase in activity for our filtration services as we move into 2012. In summary, we will continue to focus on positioning AMCOL to succeed within business segments that we know well," he concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release. The following comments relate to our results for the current quarter as compared to the same quarter in the prior year, unless otherwise noted.

Net sales: Net sales increased $19.2 million or 8.4%.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in our domestic and Asian metalcasting markets, and our relatively new chromite product offerings. These metalcasting markets continue to experience an increase in demand resulting from automobile and heavy equipment castings.

Environmental: The revenue increase resulted primarily from favorable foreign currency exchange rate movements as European currencies strengthened against the U.S. dollar. Organic revenue growth in Europe, partly resulting from the introduction of new product offerings, was offset by revenue decreases in the rest of the world due to decreases in our lining technologies business.

Oilfield Services: The growth in revenue occurred primarily in our domestic businesses, especially coil tubing, well-testing and pipeline services. Our coil tubing business continues to benefit from investments we've made in that business by expanding our service capacity in addition to growth in the Texas shale regions. Our well-testing and pipeline services also experienced increased demand as customers seek to improve production in existing assets. Our domestic filtration revenues suffered significantly this quarter due to depressed offshore activity resulting from the low amount of drilling permits being issued in the Gulf of Mexico. Regarding our foreign operations, revenues in Australia decreased (due to a large customer contract that ended in Q3 2010) while all other foreign businesses experienced revenue growth.

Transportation: Nearly all of the revenue increase was due to increased fuel-surcharges. This segment continues to see an increase in services being provided to divisions of our domestic businesses, principally our metalcasting and pet products groups; these intercompany revenues are eliminated in the corporate segment.

Gross profit: Gross profit increased $12.7 million, or 21.8%. Gross margins also increased, by 310 basis points to 28.6%.

Minerals & Materials: Gross profit increased by 35.6% or $8.5 million. Approximately $1.5 million of this increase is attributable to the one-time reduction of our chromite mining costs. Another significant contributor to the increase is the turn-around in our personal care products business, which generated significant gross profit losses in Q3 2010. Finally, our chromite operations generated increased gross profits this quarter due to better production yields resulting from selectively mining ore which better suits our current production capabilities.

Environmental: Gross profits and gross margins increased slightly in this segment. Gross margin increases in our domestic business, led by improved product offerings in our building materials products and selling price increases in our lining technologies business, were dampened by decreases in our European businesses, which suffered due to production cost increases and lower margin contracting services work.

Oilfield Services: Gross profit and gross margins increased due to leverage from increased sales in our domestic coil tubing, pipeline and well testing services. Our foreign operations also increased gross margins, most notably in Malaysia and Nigeria. These increases were partially offset by gross margin decreases in our domestic filtration business, a high fixed cost business.

Selling, general and administrative expenses (SG&A): The 23.4% increase in SG&A results from increased expenses across all businesses. Excluding gains and losses on market invested securities in our Corporate segment and a bad debt in our Environmental segment, SG&A expenses would have increased 16.3%. Our Corporate segment provides certain investments to fund long-term benefit programs, and these investments fluctuate with the value of the underlying securities. We had a large bad debt expense from a European customer who declared bankruptcy in the third quarter of 2011. Each of the segments experienced compensation and related benefit increases in addition to increases in certain categories of expenses, such as commissions, that generally increase with increased sales.

Other, net: Other, net is comprised of our gains and losses on foreign currency transactions and the corresponding derivative instruments used to hedge those transactions. The income from these transactions decreased significantly in the third quarter of 2011 due to the increased amount and effectiveness of derivatives used to mitigate the effect of the foreign currency transactions.

Income tax expense: Our income tax expense and effective tax rate increased in the quarter due to differences in discrete items recorded between the two quarters. The prior year's quarterly effective tax rate is abnormally low given the amount of favorable, discrete items recorded in that quarter.

Income from affiliates and joint ventures: We generated increased income from our affiliates and joint ventures in Q3 2011 as compared to Q3 2010 due to a gain recorded on the sale of our Belgian joint-venture.

Income (loss) on discontinued operations: In the third quarter of 2011, we sold our domestic contracting services business within our Environmental segment. All amounts generated from this business are now included within our losses from discontinued operations.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

We compare several components of our balance sheet using amounts as of September 30, 2011 as compared to the amounts at December 31, 2010.

Our non-cash working capital increased by $46 million to support our revenue growth. We have financed this growth through long term debt, which increased by $14.2 million to $250.4 million, and greater utilization of our cash, which decreased by $17.9 million to $9.3 million. Long-term debt as a percentage of total capitalization increased 110 basis points to 38.2%.

Cash flow generated from operating activities was $16.6 million through the first nine months of 2011 as compared to $35.2 million in the prior-year period. The decrease results from cash used to fund growth in working capital, principally inventory for various factors, such as the ramp-up of our chromite operations.

Capital expenditures for the nine months ended September 30, 2011 were $43.8 million as compared to $37.9 million in the prior-year's period. In each of these periods, expenditures associated with our start-up chromite operations were $5.9 million and $13.6 million, respectively. In the nine months ended September 30, 2011, the majority of our capital spending occurred in our Oilfield Services and Minerals and Materials segments.

Dividends through September 30, 2011 remained roughly the same over the prior-year period as our dividend has remained constant at $0.18 per quarter per share.

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. It contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website via webcast or by dialing 1.877.240.9772.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Continuing Operations
Net sales	$708,708	$621,650	$248,044	$228,822
Cost of sales	517,891	458,163	177,054	170,546
Gross profit	190,817	163,487	70,990	58,276
General, selling and administrative expenses	123,354	105,769	43,937	35,604
Operating profit	67,463	57,718	27,053	22,672
Other income (expense):
Interest expense, net	(8,308)	(7,092)	(2,824)	(2,542)
Other, net	83	2,146	(144)	2,191
	(8,225)	(4,946)	(2,968)	(351)
Income before income taxes and income (loss) from affiliates and joint ventures	59,238	52,772	24,085	22,321
Income tax expense	16,935	12,877	6,675	5,219
Income before income (loss) from affiliates and joint ventures	42,303	39,895	17,410	17,102

Income (loss) from affiliates and joint ventures	4,076	266	3,080	337
Net income (loss) from continuing operations	46,379	40,161	20,490	17,439

Discontinued Operations
Income (loss) on discontinued operations	(916)	(789)	(1,021)	(132)
Net income (loss)	45,463	39,372	19,469	17,307
Net income (loss) attributable to noncontrolling interests	48	(322)	44	(110)
Net income (loss) attributable to AMCOL shareholders	$45,415	$39,694	$19,425	$17,417

Weighted average common shares outstanding	31,672	31,137	31,800	31,225

Weighted average common and common equivalent shares outstanding	32,128	31,498	32,193	31,565

Earnings per share attributable to Amcol International Corporation

Basic earnings (loss) per share:
Continuing operations	$1.46	$1.30	$0.64	$0.56
Discontinued operations	(0.03)	(0.03)	(0.03)	-
Net income	$1.43	$1.27	$0.61	$0.56

Diluted earnings (loss) per share:
Continuing operations	$1.44	$1.29	$0.63	$0.55
Discontinued operations	(0.03)	(0.03)	(0.03)	-
Net income	$1.41	$1.26	$0.60	$0.55

Dividends declared per share	$0.54	$0.54	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	September 30,	December 31,
	2011	2010
	(unaudited)	*
Current assets:
Cash and equivalents	$9,345	$27,262
Accounts receivable, net	215,166	193,968
Inventories	133,960	107,515
Prepaid expenses	17,538	12,581
Deferred income taxes	4,420	5,553
Income tax receivable	16,356	8,474
Other	9,683	6,211
Total current assets	406,468	361,564

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land	14,191	11,591
Mineral rights	43,096	51,435
Depreciable assets	481,120	454,351
	538,407	517,377
Less: accumulated depreciation and depletion	278,887	256,889
	259,520	260,488

Goodwill	70,174	70,909
Intangible assets, net	37,903	42,590
Investments in and advances to affiliates and joint ventures	24,516	19,056
Available-for-sale securities	4,956	14,168
Deferred income taxes	8,817	7,570
Other assets	21,326	22,748
Total noncurrent assets	427,212	437,529
Total Assets	$833,680	$799,093

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,048	$53,167
Accrued income taxes	15,201	4,014
Accrued liabilities	61,115	55,294
Total current liabilities	129,364	112,475

Noncurrent liabilities:
Long-term debt	250,394	236,171
Pension liabilities	21,020	21,338
Deferred compensation	8,762	8,686
Other long-term liabilities	19,784	19,987
Total noncurrent liabilities	299,960	286,182

Shareholders' Equity:
Common stock	320	320
Additional paid in capital	92,809	95,074
Retained earnings	311,553	283,189
Accumulated other comprehensive income	(457)	28,936
Less: Treasury stock	(4,125)	(8,945)
Total AMCOL shareholders' equity	400,100	398,574

Noncontrolling interest	4,256	1,862

Total equity	404,356	400,436

Total Liabilities and Shareholders' Equity	$833,680	$799,093

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash flow from operating activities:
Net income	$45,463	$39,372
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	30,945	26,470
Other non-cash charges	4,044	3,174
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(89,320)	(69,385)
Decrease (increase) in noncurrent assets	1,789	(2,298)
Increase (decrease) in current liabilities	24,894	34,832
Increase (decrease) in noncurrent liabilities	(1,170)	2,999
Net cash provided by (used in) operating activities	16,645	35,164

Cash flow from investing activities:
Capital expenditures	(43,824)	(37,944)
Investments in and advances to affiliates and joint ventures	(1,237)	(2,047)
Proceeds from sale of joint ventures	2,023	-
Other	2,118	1,210
Net cash (used in) investing activities	(40,920)	(38,781)
Cash flow from financing activities:
Net change in outstanding debt	14,891	21,004
Purchase of noncontrolling interest	-	(11,873)
Proceeds from sales of treasury stock	7,000	3,252
Dividends	(17,051)	(16,745)
Excess tax benefits from stock-based compensation	669	394
Net cash provided by (used in) financing activities	5,509	(3,968)
Effect of foreign currency rate changes on cash	849	242
Net increase (decrease) in cash and cash equivalents	(17,917)	(7,343)
Cash and cash equivalents at beginning of period	27,262	27,669
Cash and cash equivalents at end of period	$9,345	$20,326

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Minerals and Materials	Three Months Ended September 30,
	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$123,792	100.0%	$110,332	100.0%	$13,460	12.2%
Cost of sales	91,317	73.8%	86,383	78.3%	4,934	5.7%
Gross profit	32,475	26.2%	23,949	21.7%	8,526	35.6%
General, selling and
administrative expenses	12,365	10.0%	11,608	10.5%	757	6.5%
Operating profit	20,110	16.2%	12,341	11.2%	7,769	63.0%

	Three Months Ended September 30,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$69,543	100.0%	$67,744	100.0%	$1,799	2.7%
Cost of sales	47,980	69.0%	47,002	69.4%	978	2.1%
Gross profit	21,563	31.0%	20,742	30.6%	821	4.0%
General, selling and
administrative expenses	13,926	20.0%	12,041	17.8%	1,885	15.7%
Operating profit	7,637	11.0%	8,701	12.8%	(1,064)	-12.2%

	Three Months Ended September 30,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$50,175	100.0%	$41,204	100.0%	$8,971	21.8%
Cost of sales	34,798	69.4%	29,249	71.0%	5,549	19.0%
Gross profit	15,377	30.6%	11,955	29.0%	3,422	28.6%
General, selling and
administrative expenses	9,590	19.1%	7,876	19.1%	1,714	21.8%
Operating profit	5,787	11.5%	4,079	9.9%	1,708	41.9%

	Three Months Ended September 30,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$14,877	100.0%	$14,284	100.0%	$593	4.2%
Cost of sales	13,102	88.1%	12,654	88.6%	448	3.5%
Gross profit	1,775	11.9%	1,630	11.4%	145	8.9%
General, selling and
administrative expenses	1,005	6.8%	876	6.1%	129	14.7%
Operating profit	770	5.1%	754	5.3%	16	2.1%

	Three Months Ended September 30,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment shipping sales	$(10,343)	$(4,742)	$(5,601)
Intersegment shipping costs	(10,143)	(4,742)	(5,401)
Gross profit (loss)	(200)	-	(200)
General, selling and
administrative expenses	7,051	3,203	3,848	120.1%
Operating loss	(7,251)	(3,203)	(4,048)	126.4%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

Minerals and Materials	Nine Months Ended September 30,
	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$360,523	100.0%	$314,417	100.0%	$46,106	14.7%
Cost of sales	272,598	75.6%	238,918	76.0%	33,680	14.1%
Gross profit	87,925	24.4%	75,499	24.0%	12,426	16.5%
General, selling and
administrative expenses	36,945	10.2%	32,526	10.3%	4,419	13.6%
Operating profit	50,980	14.2%	42,973	13.7%	8,007	18.6%

	Nine Months Ended September 30,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$193,512	100.0%	$168,242	100.0%	$25,270	15.0%
Cost of sales	134,402	69.5%	116,493	69.2%	17,909	15.4%
Gross profit	59,110	30.5%	51,749	30.8%	7,361	14.2%
General, selling and
administrative expenses	41,261	21.3%	34,709	20.6%	6,552	18.9%
Operating profit (loss)	17,849	9.2%	17,040	10.2%	809	4.7%

	Nine Months Ended September 30,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$139,756	100.0%	$111,052	100.0%	$28,704	25.8%
Cost of sales	100,250	71.7%	79,313	71.4%	20,937	26.4%
Gross profit	39,506	28.3%	31,739	28.6%	7,767	24.5%
General, selling and
administrative expenses	25,424	18.2%	21,879	19.7%	3,545	16.2%
Operating profit	14,082	10.1%	9,860	8.9%	4,222	42.8%

	Nine Months Ended September 30,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$42,331	100.0%	$39,987	100.0%	$2,344	5.9%
Cost of sales	37,513	88.6%	35,487	88.7%	2,026	5.7%
Gross profit	4,818	11.4%	4,500	11.3%	318	7.1%
General, selling and
administrative expenses	2,898	6.8%	2,536	6.3%	362	14.3%
Operating profit	1,920	4.6%	1,964	5.0%	(44)	-2.2%

	Nine Months Ended September 30,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment sales	$(27,414)	$(12,048)	$(15,366)
Intersegment cost of sales	(26,872)	(12,048)	(14,824)
Gross profit (loss)	(542)	-	(542)
General, selling and
administrative expenses	16,826	14,119	2,707	19.2%
Operating loss	(17,368)	(14,119)	(3,249)	23.0%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended September 30, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals & Materials	29.6%	9.5%	10.2%	49.3%
Environmental	12.5%	13.7%	1.5%	27.7%
Oilfield Services	17.3%	1.0%	1.8%	20.1%
Transportation	2.9%	0.0%	0.0%	2.9%
Total - current year's period	62.3%	24.2%	13.5%	100.0%
Total from prior year's comparable period	62.8%	22.4%	14.8%	100.0%

	Three Months Ended September 30, 2011
	vs.
	Three Months Ended September 30, 2010
	Base Business	Acquisitions	Foreign Exchange	Total
Percentage of Revenue Growth by Component
Minerals & Materials	5.2%	0.0%	0.7%	5.9%
Environmental	-0.2%	0.0%	1.0%	0.8%
Oilfield Services	3.4%	0.0%	0.5%	3.9%
Transportation	-2.2%	0.0%	0.0%	-2.2%
Total	6.2%	0.0%	2.2%	8.4%
% of growth	73.7%	0.0%	26.3%	100.0%

	Three Months Ended September 30,
Minerals and Materials Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$65,931	$53,632	22.9%
Specialty materials	25,533	27,211	-6.2%
Pet products	14,168	15,848	-10.6%
Basic minerals	14,487	12,015	20.6%
Other product lines	3,673	1,626	125.9%
Total	123,792	110,332	12.2%

	Three Months Ended September 30,
Environmental Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$29,262	$33,407	-12.4%
Building materials	20,653	15,822	30.5%
Contracting services	11,060	11,519	-4.0%
Drilling products	8,568	6,996	22.5%
Total	69,543	67,744	2.7%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Nine Months Ended September 30, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals and materials	29.9%	9.8%	10.6%	50.3%
Environmental	12.2%	13.2%	1.6%	27.0%
Oilfield services	17.4%	0.9%	1.4%	19.7%
Transportation	3.0%	0.0%	0.0%	3.0%
Total - current year's period	62.5%	23.9%	13.6%	100.0%
Total from prior year's comparable period	64.1%	21.2%	14.7%	100.0%

	Nine Months Ended September 30, 2011
	vs.
	Nine Months Ended September 30, 2010

	Organic	Acquisitions	Foreign Exchange	Total
Percentage of Revenue Growth by Component
Minerals and materials	6.4%	0.0%	1.0%	7.4%
Environmental	3.0%	0.1%	1.0%	4.1%
Oilfield services	4.2%	0.0%	0.4%	4.6%
Transportation	-2.1%	0.0%	0.0%	-2.1%
Total	11.5%	0.1%	2.4%	14.0%
% of growth	82.1%	0.9%	17.0%	100.0%

	Nine Months Ended September 30,
Minerals and Materials Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$190,769	$147,829	29.0%
Specialty materials	78,729	80,074	-1.7%
Pet products	42,237	46,739	-9.6%
Basic minerals	37,527	34,790	7.9%
Other product lines	11,261	4,985	125.9%
Total	360,523	314,417	14.7%

	Nine Months Ended September 30,
Environmental Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$82,987	$84,994	-2.4%
Building materials	58,868	41,863	40.6%
Contracting services	28,686	23,322	23.0%
Drilling products	22,971	18,063	27.2%
Total	193,512	168,242	15.0%

Contact Information

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500